Exhibit 99.1

Employers Holdings, Inc. Appoints James Kroner and Michael McSally to Board of Directors

RENO, Nev., September 30, 2013 -Employers Holdings, Inc., (NYSE: EIG) today announced the appointments of James Kroner and Michael McSally to its Board of Directors, effective September 26, 2013.

“We are extremely pleased to welcome Jim Kroner and Mike McSally to the Employers Board,” said Douglas D. Dirks, President and Chief Executive Officer of Employers Holdings, Inc. “Each of them brings a wealth of insurance experience and expertise to our Board that will benefit the company and our shareholders.”

Mr. Kroner, age 52, was formerly the Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd. (“Endurance”) which he co-founded in 2001 and from which he retired in December 2005. In addition, he served on its Executive Committee and its Board of Directors. Since his retirement, Mr. Kroner has served as a consultant to various insurance companies and as a private investor. Mr. Kroner recently served on the Boards of Terra Industries Inc. (“Terra”) and Global Indemnity plc (“Global Indemnity”) and its U.S. insurance subsidiaries. He served as a member of the Audit Committees of Terra and Global Indemnity and Chair of Global Indemnity’s Investment Committee and 162(m) Committee. Prior to founding Endurance, Mr. Kroner was Managing Director at Fox Paine & Company LLC and served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. Mr. Kroner received a Bachelor’s Degree in International Relations from Northwestern University and a Master’s Degree in Management from the Northwestern Kellogg School.

Mr. McSally, age 56, retired in 2010 and is currently a private investor with focus on insurance and related businesses. Mr. McSally most recently served as Senior Vice President at OneBeacon Insurance Group (“OneBeacon”) and through his career at OneBeacon, led commercial lines, distribution and agency management and personal lines from 2001 through 2010. Prior to that, he served as President and Chief Operating Officer of John Hancock’s property and casualty operations, as Chief Executive Officer of Commercial Union York Insurance Company, and as President and Chief Executive Officer of York Insurance Company of Maine. He has also served on several boards of directors of privately held insurance companies and was an Executive Partner of Charter Oak Capital Partners, LP. Mr. McSally received a Bachelor’s Degree from Providence College, is a Fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.

About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE: EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates throughout the United States. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.
Copyright © 2013 EMPLOYERS. All rights reserved.
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